Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael Russell
https://ir.cedarfair.com		419.627.2233

CEDAR FAIR ANNOUNCES 2019 SECOND-QUARTER RESULTS AND REPORTS RECORD PERFORMANCE FOR FIRST SEVEN MONTHS

•	Declares quarterly cash distribution of $0.925 per LP unit payable September 17, 2019

SANDUSKY, OHIO (August 7, 2019) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for the second quarter ended June 30, 2019, and year-to-date performance trends through August 4, 2019. The Company also announced the declaration of a quarterly cash distribution.
Due to a shift in this year’s fiscal calendar, the second quarter of 2019 included an additional 64 operating days (combined across all parks) when compared with the second quarter of 2018, significantly impacting the Company’s quarter-over-quarter comparisons. The 2019 second quarter ended June 30, 2019, while the 2018 second quarter ended June 24, 2018.
Highlights

•
For the second quarter ended June 30, 2019, Cedar Fair’s net revenues totaled $436 million, an increase of 15%, or $56 million, compared with the second quarter of 2018. The increase in net revenues was due in large part to a 10% increase in operating days in the period and reflects improvements in attendance, in-park per capita spending and out-of-park revenues, all of which were up meaningfully in the quarter.

•
Net income for the 2019 second quarter increased $44 million to $63 million and Adjusted EBITDA[1] increased $36 million to $163 million, compared with the second quarter 2018. The improvements were largely due to the additional operating days in the 2019 period. On a comparable operating calendar basis, net income in the period increased 50%, or $21 million, and Adjusted EBITDA[2] increased 5%, or $7 million.

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1For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached historical reconciliation table and related footnotes.
2Adjusted EBITDA for the three months ended July 1, 2018 was calculated as net income of $42.1 million plus interest expense of $21.3 million, provision for taxes of $13.7 million, depreciation and amortization expense of $57.4 million, net effect of swaps benefit of $0.9 million, non-cash foreign currency loss of $15.7 million, non-cash equity compensation expense of $3.2 million, and loss on impairment / retirement of fixed assets of $3.2 million.

Cedar Fair Releases 2019 Second-Quarter Results
August 7, 2019

•
Year-to-date preliminary net revenues through August 4, 2019, totaled approximately $877 million, an increase of $59 million, or 7%, when compared with the same period in 2018. On a same-park basis, excluding the Schlitterbahn water parks acquired on July 1, 2019, preliminary net revenues totaled a record $850 million, up $31 million or 4%.

Commenting on second-quarter results and the strong trends through August 4, 2019, Cedar Fair President and CEO Richard A. Zimmerman said, “We are very pleased with our year-to-date performance and the momentum built around the strategic initiatives that underscore our long-range plan. Our commitment to broaden the guest experience and invest in more immersive attractions is successfully expanding our audience and improving the value perception of our parks. Immersive attractions, such as Forbidden Frontier on Adventure Island at Cedar Point, and limited duration special events, such as Monster Jam Thunder Alley and Grand Carnivale, are just a few examples of how we are successfully encouraging guests to visit more often.
“We are pleased to see an upswing in attendance, particularly over the past month as weather conditions improved, and equally pleased to have generated meaningful revenue growth through increases in both in-park per capita spending and out-of-park revenues,” said Zimmerman. “As noted in our July 4th update, continued growth in in-park per capita spending (most notably as a result of our enhanced food and beverage options), combined with record sales of season passes and the all-season dining and beverage options, indicates the financial health of our consumer remains solid. It also gives us confidence our new attractions and other in-park entertainment initiatives will continue to drive incremental, long-term growth and profitability for our unitholders.”
Zimmerman concluded by stating, “We feel very good about how the year is tracking as we move into the month of August, followed by the increasingly important and very popular Halloween and winter holiday events. The strength of our core business, combined with the positive early returns we are seeing from the two recently acquired Schlitterbahn water parks, makes us confident that everything is in place this year for a strong finish.”
Second-Quarter Results
Net revenues for the 2019 second quarter increased $56 million, or 15%, to $436 million from $380 million in the second quarter last year. The increase in revenues reflects a 10%, or 802,000-visit, increase in attendance, a 4%, or $1.82, increase in in-park per capita spending, and a 14%, or $6 million, increase in out-of-park revenues. On a comparable operating calendar basis, net revenues in the second quarter of 2019 were up 3%, or $14 million, on a 4% increase in in-park per capita spending, a 4%, or $2 million, increase in out-of-park revenues, and a 47,000-visit, or less than 1%, decrease in attendance.

Cedar Fair Releases 2019 Second-Quarter Results
August 7, 2019

Operating income for the 2019 second quarter totaled $102 million, up $34 million, or 50%, compared with $68 million for the second quarter last year. The increase in operating income was the result of the 15% increase in net revenues noted above, offset by an 8%, or $21 million, increase in operating costs and expenses compared with the second quarter of 2018. The increase in operating costs and expenses in the quarter was in line with the Company's expectations and was largely the result of the additional operating days. On a comparable operating calendar basis, operating costs and expenses in the period were up $8 million, or 3%, with the increase primarily due to higher labor costs driven by wage-rate increases and incremental operating costs associated with the Company’s new immersive events.
The net effect of the Company’s interest rate swaps resulted in $12 million of additional expense for the quarter ended June 30, 2019, reflecting the change in fair market value movements in the Company’s swap portfolio. During the current period, the Company also recognized a $9 million net benefit to earnings for foreign currency compared with a $15 million net charge to earnings in 2018, both amounts primarily representing the re-measurement of the U.S.-dollar-denominated debt held at our Canadian property.
After these non-cash items, depreciation and amortization, interest expense and provision for taxes, net income for the second quarter totaled $63 million, or $1.11 per diluted LP unit. This compares with net income of $19 million, or $0.34 per diluted LP unit, for the 2018 second quarter. On a comparable operating calendar basis, net income for the period totaled $42 million, up 50%, or $21 million.
Adjusted EBITDA, which management believes is a meaningful measure of the Company's park-level operating results, increased 28%, or $36 million, to $163 million for the 2019 second quarter, compared with $127 million in 2018. On a comparable operating calendar basis, Adjusted EBITDA was up 5%, or $7 million, compared with the second quarter of 2018. The 5% lift in Adjusted EBITDA was the result of the increases in in-park per capita spending and out-of-park revenues during the quarter, offset, in part, by the planned increases in operating costs and expenses. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Seven-Month Results
Including the results from the Schlitterbahn parks since their acquisition on July 1, 2019, preliminary net revenues for the seven-month period ended August 4, 2019 totaled $877 million. Over this same period, combined attendance totaled 16.5 million visits, in-park per capita spending was $48.59, and out-of-park revenues totaled $104 million.
On a same-park basis (excluding the results from the Schlitterbahn parks), combined attendance was up 1%, or 213,000 visits, from the comparable seven-month period ended August 5, 2018. Over this same period and on a same-park basis, in-park per capita spending was up 3% and out-of-park revenues were up 4%, or $4 million. Overall, preliminary net revenues through the first seven months of the year increased 4%, or $31 million, to $850 million in 2019 from $819 million through the first seven months of 2018, on a same-park basis.

Cedar Fair Releases 2019 Second-Quarter Results
August 7, 2019

Distribution Declaration
The Company also announced the declaration of a cash distribution of $0.925 per LP unit, which is consistent with its targeted annualized distribution rate of $3.70 per LP unit. The distribution will be paid on September 17, 2019, to unitholders of record as of September 4, 2019.
Conference Call
The Company will host a conference call with analysts starting at 10 a.m. EDT on August 7, 2019. Investors and all other interested parties can access a live, listen-only webcast via Cedar Fair’s investor site https://ir.cedarfair.com under the tabs Investor Information / Events and Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Company’s investor site https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, available shortly after the live call’s conclusion. To access a replay of the earnings call by telephone, please dial (844) 512-2921 followed by the access pin code 3847439. The telephone replay will be available through August 21, 2019.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 11 amusement parks, four outdoor water parks, an indoor water park and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario. It also operates an additional theme park in California under a management contract.
Forward-Looking Statements
Some of the statements contained in this news release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. You can identify forward-looking statements because they contain words such as "believes," "project," "might," "expects," "could," "propose," "would," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions that concern our strategy, plans or intentions. These forward-looking statements are subject to risks and uncertainties that may change at any time and, therefore, our actual results may differ materially from those that we expected. While we believe that the expectations reflected in such forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018, and in the filings of the Company made from time to time with the SEC. We undertake no obligation to publicly update or revise any

Cedar Fair Releases 2019 Second-Quarter Results
August 7, 2019

forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
This news release and prior releases are available online at http://ir.cedarfair.com
(financial tables follow)

Cedar Fair Releases 2019 Second-Quarter Results
August 7, 2019

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Six months ended
	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
Net revenues:
Admissions	$229,722	$204,447	$262,939	$231,168
Food, merchandise and games	150,377	129,947	175,081	151,002
Accommodations, extra-charge products and other	56,091	45,922	65,147	52,873
	436,190	380,316	503,167	435,043
Costs and expenses:
Cost of food, merchandise, and games revenues	39,808	35,018	47,457	41,021
Operating expenses	177,771	167,417	275,976	256,245
Selling, general and administrative	59,781	54,041	91,447	82,723
Depreciation and amortization	55,904	52,219	69,493	57,740
Loss on impairment / retirement of fixed assets, net	682	3,372	2,106	4,712
Gain on sale of investment	—	—	(617)	—
	333,946	312,067	485,862	442,441
Operating income (loss)	102,244	68,249	17,305	(7,398)
Interest expense	22,927	21,337	43,847	41,099
Net effect of swaps	10,779	(906)	17,158	(4,534)
Loss on early debt extinguishment	—	—	—	1,073
(Gain) loss on foreign currency	(9,472)	14,984	(18,141)	25,078
Other expense (income)	36	(139)	125	(488)
Income (loss) before taxes	77,974	32,973	(25,684)	(69,626)
Provision (benefit) for taxes	14,676	13,730	(5,309)	(5,469)
Net income (loss)	63,298	19,243	(20,375)	(64,157)
Net income (loss) allocated to general partner	1	—	—	(1)
Net income (loss) allocated to limited partners	$63,297	$19,243	$(20,375)	$(64,156)

Basic income (loss) per limited partner unit:
Weighted average limited partner units outstanding	56,474	56,231	56,334	56,192
Net income (loss) per limited partner unit	$1.12	$0.34	$(0.36)	$(1.14)
Diluted income (loss) per limited partner unit:
Weighted average limited partner units outstanding	56,886	56,727	56,334	56,192
Net income (loss) per limited partner unit	$1.11	$0.34	$(0.36)	$(1.14)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	June 30, 2019	June 24, 2018
Cash and cash equivalents	$324,742	$60,119
Total assets	$2,532,806	$2,079,216
Long-term debt, including current maturities:
Revolving credit loans	$—	$25,000
Term debt	724,328	724,061
Notes	1,431,047	937,146
	$2,155,375	$1,686,207
Total partners' equity	$(100,200)	$(70,071)

Cedar Fair Releases 2019 Second-Quarter Results
August 7, 2019

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended		Six months ended
	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
Attendance	8,500	7,698	9,675	8,655
In-park per capita spending (1)	$47.22	$45.40	$47.09	$45.42
Out-of-park revenues (1)	$49,344	$43,491	$64,105	$56,177

(1)
In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related tolls and parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations. A reconciliation of these measures to net revenues for the periods presented is as follows:

(In thousands)	Three months ended		Six months ended
	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
In-park revenues	$401,383	$349,525	$455,596	$393,135
Out-of-park revenues	49,344	43,491	64,105	56,177
Concessionaire remittance	(14,537)	(12,700)	(16,534)	(14,269)
Net revenues	$436,190	$380,316	$503,167	$435,043

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Six months ended
	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
Net income (loss)	$63,298	$19,243	$(20,375)	$(64,157)
Interest expense	22,927	21,337	43,847	41,099
Interest income	(81)	(55)	(314)	(281)
Provision (benefit) for taxes	14,676	13,730	(5,309)	(5,469)
Depreciation and amortization	55,904	52,219	69,493	57,740
EBITDA	156,724	106,474	87,342	28,932
Loss on early debt extinguishment	—	—	—	1,073
Net effect of swaps	10,779	(906)	17,158	(4,534)
Non-cash foreign currency (gain) loss	(9,481)	14,992	(18,145)	25,090
Non-cash equity compensation expense	3,287	3,180	5,830	6,148
Loss on impairment / retirement of fixed assets, net	682	3,372	2,106	4,712
Gain on sale of investment	—	—	(617)	—
Acquisition-related costs	946	—	946	—
Other (1)	124	(76)	283	93
Adjusted EBITDA (2)	$163,061	$127,036	$94,903	$61,514

(1)
Consists of certain costs as defined in the Company's Amended 2017 Credit Agreement and prior credit agreements. These items are excluded from the calculation of Adjusted EBITDA and have included certain legal expenses and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.